Exhibit 99.1

[FNB LOGO]
FNB CORP.
P.O. Box 1328, Asheboro, NC 27204
101 Sunset Avenue, Asheboro, NC 27203

For Immediate Release                         For Information Contact:
August 2, 2005                                Michael C. Miller, 336-626-8300

                   FNB Corp. Elects Alexander as New Director

 Asheboro,  NC - FNB Corp. (NASDAQ:  FNBN) announced today that Jacob (Jake)
F. Alexander, III was elected to the Board of Directors of FNB Corp. and its subsidiary, First National Bank and Trust Company, effective August 1, 2005.

     Mr. Alexander is President of The Alexander Companies, Inc., a commercial real estate development company that also markets crumb rubber and fuel from recycled tires, and A&H Investments, Inc , whose rehabilitation project received the North Carolina Main Street Award for Best New Development/Construction Project. Both companies are based in Salisbury.

     "We are pleased and fortunate to welcome Jake to First National Bank and FNB Corp.," remarked Michael C. Miller, chairman and president. "His financial and business background will provide a unique and valuable perspective to our board of directors. His understanding of key local markets and the commercial development process will assist our company's growth and service plans in communities throughout the state."

     A graduate of Boyden High School in Salisbury and the University of North Carolina at Chapel Hill, Mr. Alexander is an active volunteer and community leader. He is a member of the Salisbury Academy Board of Trustees, Committee of 100 Board of Directors, Rowan Jobs Initiative Board of Directors and the Salisbury Rotary Club. He serves as president of the Waterworks Visual Arts Center and as co-chairman of the Rowan Regional Medical Center Foundation Campbell Classic. Additionally, Mr. Alexander is the past chairman of the Salisbury-Rowan Economic Development Commission, Salisbury Planning Board and Salisbury Zoning Board of Adjustment, and previously served as the Deputy Secretary of the North Carolina Department of Transportation.

     "I'm honored and excited to work with First National Bank and FNB Corp." stated Alexander. "I look forward to working for shareholders and helping guide the growth of one of the premier community banking companies in the Southeast," he continued.

     Mr. Alexander and his wife, Susan, have two grown children and attend First Presbyterian Church in Salisbury.

     FNB Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company and Dover Mortgage Company. First National (MyYesBank.com) operates 21 community YES! Banks in Archdale, Asheboro, Biscoe, China Grove, Ellerbe, Greensboro, Kannapolis, Laurinburg, Pinehurst, Ramseur,
Randleman, Rockingham, Salisbury, Seagrove, Siler City, Southern Pines and Trinity. Dover Mortgage Company (dovermortgage.com) operates mortgage production offices in Asheville, Carolina Beach, Charlotte, Goldsboro, Greenville, Lake Norman, Leland, Raleigh and Wilmington. Through its subsidiaries, FNB Corp. offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services. The Federal Deposit Insurance Corporation insures First National's deposits up to applicable limits.


 Enclosure: photo

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